Exhibit 15

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

December 30, 2004

Sears, Roebuck and co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended April 3, 2004 and March 29, 2003, July 3, 2004 and June 28, 2003, and October 2, 2004 and September 27, 2003, as indicated in our reports dated May 10, 2004, August 10, 2004, and November 8, 2004, all such reports dated December 1, 2004 as to Note 10 (and include an explanatory paragraph relating to the restatement discussed in Note 10) respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q/A for the quarters ended April 3, 2004, July 3, 2004 and October 2, 2004 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP